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                                                                     Exhibit 5.1

                      [Letterhead of Latham & Watkins LLP]



                                 January 9, 2003


Allergan, Inc.
2525 Dupont Drive
Irvine, CA 92612

            Re:   Allergan, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

    In connection with the registration for resale by the holders thereof of $641,510,000 aggregate principal amount of Zero Coupon Convertible Senior Notes due November 6, 2022 (the "Notes") and 7,319,629 shares of common stock, par value $0.01 per share (the "Shares"), issuable upon conversion of the Notes, under the Securities Act of 1933, as amended (the "Act"), by Allergan, Inc. a Delaware corporation (the "Company"), on Form S-3 filed with the Securities and Exchange Commission on January 9, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an indenture dated November 6, 2002 (the "Indenture") by and between the Company and Wells Fargo Bank, National Association, as trustee (the "Trustee").

    In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Notes and the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

    We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

    Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

        1. The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        2. The Shares initially issuable upon conversion of the Notes have been duly authorized, and, when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

    The opinion rendered in paragraph 1 relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications:
(i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfers and obligations, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.4 of the Indenture; (v) the unenforceability of any provision requiring the payment of attorneys' fees, except to the extent a court determines such fees to be reasonable; and (vi) we express no opinion with respect to whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

    We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Section 548 of the United States
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Bankruptcy Code or applicable state law (including, without limitation, Article
10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

    To the extent that the obligations of the Company under the Indenture and the Notes may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and the Notes; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that the Trustee has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                       Very truly yours,

                                       /s/ LATHAM & WATKINS LLP